Exhibit 10.4

Amendment to the
Corporate Agreement

THIS AMENDMENT (this “Amendment”) to the Corporate Agreement (the “Agreement”), dated as of November 5, 2001, by and between Weight Watchers International, Inc., a Virginia corporation (the “Company”), and Artal Luxembourg S.A., a Luxembourg Societe Anonyme (“Artal”), is made as of July 1, 2005 by the Company and Artal.

WHEREAS, the Company and Artal desire to amend Article I and IV of the Agreement as provided in the Principal Stockholders Agreement, dated as of June 13, 2005, by and among the Company, WeightWatchers.com, Inc., a Delaware corporation (“WW.com”), and Artal; and

WHEREAS, terms defined in the Agreement shall, unless otherwise defined herein, have the same meaning in this Amendment and the principles of construction set out in the Agreement shall have effect as if set out in this Amendment.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.                                       Amendment to Section 1.1.  Section 1.1 (Definitions) is hereby amended by adding the following defined terms:

“Electronic Medium” shall mean the Internet and any other related or similar forms of electronic or digital transmission, delivery, reception, recordation or display arising from any network or other connection of instruments or devices now known or hereafter invented capable of transmission, delivery, reception, recordation and/or display (such instruments or devices to include, without limitation, computers, laptops, cellular or PCS telephones, pagers, PDAs, wireless transmitters or receivers, modems, radios, televisions, satellite receivers, cable networks, smart cards, set-top boxes, broadband and digital wireless devices).

“Internet Diet Business” shall mean the use of the Electronic Medium to conduct a business primarily related to diet, weight loss and/or weight control programs, products, services, information, or measurement, including, without limitation, the marketing, advertisement, promotion, sale or distribution of products and services pertaining to weight management, the development and publication via the Electronic Medium of any content or forums pertaining to weight management, and the sale and delivery via the Electronic Medium of subscription electronic products pertaining to weight management, but not including, in each and every case mentioned above, other “life style” and/or “exercise” businesses.

“WW.com” shall mean WeightWatchers.com, Inc., a Delaware corporation.

2.                                       Amendment to Article IV.  Article IV (Corporate Opportunities and Conflicts of Interest) is hereby amended so that from and after the date hereof, references to the “Company” shall include WW.com.

3.                                       Amendment to Section 4.3.  Section 4.3 (Corporate Opportunities) is hereby amended in its entirety to read as follows:

In the event that a director or officer of the Company who is also a director, officer or advisor of Artal or any Authorized Transferee acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and Artal or such Authorized Transferee, such director or officer of the Company shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Company and its shareholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

(i) If any officer or director of the Company who also serves as an officer, director or advisor of Artal or any Authorized Transferee becomes aware of a potential transaction related primarily to the group education-based weight-loss business or the Internet Diet Business that may represent a corporate opportunity for both the Company and Artal or such Authorized Transferee, such officer or director has no duty to present that opportunity to Artal or such Authorized Transferee; and the Company will have the sole right to pursue the transaction if the Board of Directors so determines.

(ii) If any officer or director of the Company who also serves as an officer, director or advisor of Artal or any Authorized Transferee becomes aware of any other potential transaction that may represent a corporate opportunity for both the Company and Artal or such Authorized Transferee, such officer or director will have a duty to present that opportunity to Artal or such Authorized Transferee; and Artal or such Authorized Transferee will have the sole right to pursue the transaction if Artal or such Authorized Transferee so determines.

(iii) If any officer or director of the Company who does not serve as an officer, director or advisor of Artal or any Authorized Transferee becomes aware of a potential transaction that may represent a corporate opportunity for both the Company and Artal or any Authorized Transferee, neither the Company nor such officer or director has a duty to present that opportunity to Artal or any Authorized Transferee; and the Company may pursue the transaction if the Board of Directors so determines.

(iv) If any officer, director or advisor of Artal or any Authorized Transferee who does not serve as an officer or director of the Company becomes aware of a potential transaction that may represent a corporate opportunity for both Artal or such Authorized Transferee and the Company, neither Artal, such Authorized Transferee nor any such officer, director or advisor has a duty to present that opportunity to the Company; and Artal or such Authorized Transferee may pursue the transaction if Artal or such Authorized Transferee so determines.

4.                                       Ratification of the Agreement.  Except as otherwise expressly provided herein, all of the terms and conditions of the Agreement are ratified and shall remain unchanged and continue in full force and effect.

5.                                       Entire Agreement.  The Agreement, as amended by this Amendment (the “Amended Agreement”), constitutes the entire understanding of the parties hereto with respect to the subject matter thereof.  References in the Amended Agreement to “Agreement” shall also be read and construed as a reference to the Amended Agreement.

6.                                       Governing Law.  This Amendment shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

7.                                       Jurisdiction.  The parties to this Amendment agree that jurisdiction and venue in any action brought by any party hereto pursuant to this Amendment shall properly lie and shall be brought in any federal or state court located in the Borough of Manhattan, City and State of New York.  By execution and delivery of this Amendment, each party hereto irrevocably submits to the jurisdiction of such courts for itself, himself or herself and in respect of its, his or her property with respect to such action.  The parties hereto irrevocably agree that venue would be proper in such court, and hereby irrevocably waive any objection that such court is an improper or inconvenient forum for the resolution of such action.

8.                                       Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

WEIGHT WATCHERS INTERNATIONAL,
INC.

By:	/s/ Linda Huett
Name: Linda Huett
Title: President and Chief Executive Officer

ARTAL LUXEMBOURG S.A.

By:	/s/ Francoise de Wael
Name: Francoise de Wael
Title: Managing Director

[Signature page to Corporate Agreement Amendment]